Exhibit 10.31

January 2, 2003

Mr. Wayne Fuller

3205 Ox Meadow Court

Oak Hill, VA 20171

Re:	Executive Vice President, Operations

Dear Wayne:

I am pleased to inform you that effective immediately you have been promoted to the position of Executive Vice President, Operations of Visual Networks, Inc. (the “Company”). In this role, you will be in charge of the day-to-day management of Engineering, Manufacturing, Technical Services and Information Technology. You will report to the Company’s Chief Executive Officer.

Your annual base salary is set at $220,000, effective as of November 20, 2002, and will be subject to review from time to time by the Company’s Board of Directors. In addition, you will be eligible to receive a bonus equal to 30% of your base salary as set forth in the Company’s 2003 Bonus Plan to be agreed to by you and the CEO. The other terms and conditions of your current employment, including benefits, will continue notwithstanding your new title.

This letter does not constitute an employment agreement and you will continue to be employed by the Company “at will” and the Company can terminate your employment at any time, with or without cause. However, the Company agrees that if we terminate you from the date of this letter through 12 months of the hire date of the new CEO, contingent upon your signing a release against the Company, we will pay you in regular pay period installments over a six months period after your termination an amount equal to six months of your base salary in effect at the time of your termination.

For purposes of this letter, “cause” shall include, but not be limited to:

•	Conviction in a court of law of any felony or crime involving moral turpitude;

•	Material violation of any written policy of the Company;

•	Violation of any reasonable direction from the Chief Executive Officer or the Board of Directors of the Company, gross misconduct or excessive absenteeism;

•	Engaging in conduct likely to be inimical or otherwise contrary to the best interests of the Company and which is reasonably likely to result in material and demonstrable harm to the Company or its reputation;

•	Illegal acts (other than minor traffic violations), including embezzlement or theft; or

•	Your breach of any provision of your Confidentiality, Non-Disclosure and Non-Solicitation Agreement with the Company, which breach shall continue for a period of ten (10) days after a written notice thereof is given.

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Exhibit 10.31

January 2, 2003

In the event you are terminated for cause, all liabilities or obligations of the Company to you, including without limitation, base salary, benefits and bonuses, shall cease at the time of such termination, subject to the terms of any applicable benefit or compensation plan or option agreement then in force.

We’re happy to have you continuing on as a valuable member of the Visual Networks management team.

Sincerely,

/s/ PETER J. MINIHANE

Peter J. Minihane
Chief Executive Officer and President

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